Limited Power of Attorney

I, Moheet Nagrath, with a business address of One Procter & Gamble Plaza, Cincinnati, Ohio, hereby grant this Power of Attorney to each of the following persons: Jamie M. Herald, Ellen M. Kothman, Jason P. Muncy, Eric J. Wunsch and Susan S. Whaley; whose offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio, or any individual with the title Counsel, Senior Counsel or Associate General Counsel, Corporate & Securities, in The Procter & Gamble Company Legal Division, or any individual with the title Secretary or Assistant Secretary, The Procter & Gamble Company (hereinafter "attorneys-in-fact").

Each of my attorneys-in-fact shall have full powers and authority to do and undertake the following on my behalf: complete, sign, and submit all documents required by the Securities and Exchange Commission (the “Commission”) under sub-section 16(a) of the Securities Exchange Act of 1934 (15 U.S.C. § 78p(a)) and rules promulgated by the Commission under and in enforcement of that sub-section (the “Subject Matter”).

Any powers not specifically mentioned herein shall not be given.

This power of attorney can be revoked at any time for any reason upon written notice, and it hereby revokes any previous power of attorney granted concerning this Subject Matter.

IN WITNESS WHEREOF, I sign this Power of Attorney on the date below written.

Date:   01/03/2008    \s\ Moheet Nagrath
                                Moheet Nagrath

Witness: \s\ Marian Baird   Witness: \s\ Susan Felder

STATE OF OHIO   )
) ss:
COUNTY OF __Hamilton______ )

On  January 3 , 2008, before me, personally appeared Moheet Nagrath, to me known to be the individual described in and who executed the foregoing Power of Attorney, and duly acknowledged to me that he executed the same as his free act and deed for the purposes therein expressed.

\s\ Donna D. Quinn
Notary Public